                BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION
                             BANCAMERICA SECURITIES, INC.
                               231 South LaSalle Street
                              Chicago, Illinois   60697



March 24, 1997




R. J. TOWER CORPORATION
4508 IDS Center
Minneapolis, Minnesota  55402


Attention:    Mr. Scott D. Rued
              Vice President-Corporate Development

         RE:  SENIOR BANK FACILITIES

Dear Scott:

Please refer to (i) the letter agreement dated January 24, 1997 from Bank of America National Trust and Savings Association ("BofA") and BancAmerica Securities, Inc. ("BASI") to R. J. Tower Corporation ("Tower"), in which BofA confirmed its commitment to provide to Tower up to $865 million of senior secured bank facilities (the "Secured Bank Facilities"), to be arranged by BASI (the "Financing Letter"), and (ii) the letter agreement dated January 24, 1997 from BofA and BASI to Tower, which set forth the fees payable to BofA and BASI in connection with the Secured Bank Facilities (the "Fee Letter"). Capitalized terms not defined herein shall have the meanings set forth in the Financing Letter.

It is hereby agreed that in the event that Tower Automotive, Inc., the direct corporate parent of Tower, receives at least $250 million in gross proceeds from the public offering of its Common Stock, par value $.01 per share, pursuant to its Registration Statement on Form S-3, File No. 333-21943, filed with the Securities and Exchange Commission, prior to the consummation of the Transactions, the Financing Letter shall be amended as follows:

    1. In lieu of the Bank Facilities, BofA shall provide up to $750 million in a six-year, senior reducing revolving credit facility (the "Offering Facility"), certain of the terms and conditions of which are set forth in the Summary of Terms and Conditions attached hereto as Annex A (the "Offering Facility Term Sheet");

    2. The text under the heading "Sources and Uses of Funds" shall be disregarded; and

R. J. TOWER CORPORATION
March 24, 1997


    3. References to the "Bank Facilities" and the "Bank Facilities Term Sheet" shall be deemed to refer to the Offering Facility and the Offering Facility Term Sheet, respectively.

Except as amended above, the Financing Letter shall remain in full force and effect.

References in the Fee Letter to the "Financing Letter" shall be deemed to refer to the Financing Letter as amended hereby.

If you are in agreement with the foregoing, please sign and return the enclosed copy of this letter to us. This letter may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                                       Very truly yours,

                                       BANK OF AMERICA NATIONAL TRUST
                                       AND SAVINGS ASSOCIATION

                                       By:       /s/ David F. McLeese
                                                 ----------------------------

                                       Name:     David F. McLeese

                                       Title:    Vice President




                                       BANCAMERICA SECURITIES, INC.

                                       By:       /s/ Thomas M. Brown
                                                 ---------------------------

                                       Name:     Thomas M. Brow

                                       Title:    Vice President



Agreed to and accepted:

R. J. TOWER CORPORATION

By: /s/ Scott D. Rued
    --------------------------
Name: Scott D. Rued
      --------------------------
Title: Vice President
       ---------------------

R.J. TOWER CORPORATION                                             CONFIDENTIAL
--------------------------------------------------------------------------------



                           SUMMARY OF TERMS AND CONDITIONS

                                R.J. TOWER CORPORATION
                $750,000,000 SENIOR REDUCING REVOLVING CREDIT FACILITY

                                    MARCH 24, 1997

CO-BORROWERS:           R.J. Tower Corporation, a Michigan corporation ("Tower"
                        or the "Borrower"), and with respect to certain standby letters of credit, its wholly-owned subsidiaries, R.J.
                        Tower Corporation, a Kentucky corporation, and R.J.
                        Tower Corporation, an Indiana corporation.

GUARANTORS:             Borrower's parent, Tower Automotive, Inc. ("Tower
                        Automotive') and all domestic subsidiaries of Borrower, now existing or hereafter acquired or established.

PURPOSE: To finance the acquisition of the automotive business of A.O. Smith ("APC"), refinance existing indebtedness, provide for working capital, capital expenditures and other general corporate purposes.

ARRANGER:               BancAmerica Securities, Inc.

AGENT:                  Bank of America NT&SA ("Bank of America" or the
                        "Agent").

LENDERS: Syndicate of banks acceptable to Tower and the Arranger.

FACILITY
DESCRIPTION AND AMOUNT: Up to $750,000,000 in a senior reducing revolving credit facility (the "Revolver" or "Facility") maturing 6 years from the execution of definitive loan documentation ("Closing"). The Facility will include a to be determined letter of credit subfacility.

BORROWING OPTIONS:      Eurodollar Loans and Base Rate Loans.

SWING-LINE:             The Borrower shall have the ability to borrow, on a
                        direct basis through the Agent up to $25,000,000, under a Swing-Line to be funded by the Agent and risk participated by all Lenders.

INTEREST PERIODS:       1, 2, 3, and 6 months.

INTEREST PAYMENTS:      Accrued interest on each Base Rate Loan shall be
                        payable quarterly.

                        Accrued interest on each Eurodollar Loan shall be payable at maturity of the Interest Period or quarterly, if earlier.
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INTEREST RATES AND
LETTER OF CREDIT
FEES: Base Rate Loans will bear interest at the Base Rate, while Eurodollar Loans will bear interest at the Eurodollar Rate plus 30.0 basis points at Closing, after which Eurodollar margins will be determined by the attached pricing grid.

                             BASE RATE is defined as the higher of (i) the rate of interest publicly announced from time to time by the Agent as its Reference Rate and (ii) 0.5% per annum above the Federal Funds Rate in effect on such date. Any change in the Reference Rate shall take effect at the opening of business on the date specified in the public announcement of such change, or on a daily basis in the case of
                             (ii) above. Accrued interest on each Base Rate Loan shall be calculated on a 360-day year and actual days elapsed and is to be payable quarterly in arrears.

                             EURODOLLAR RATE is defined as the rate of interest per annum at which dollar deposits in the approximate amount of the Agent's Offshore Rate Loan for such Interest Period would be offered by the Agent's Grand Cayman Branch, Grand Cayman, B.W.I. (or such other office as may be designated for such purpose by the Agent), to major banks in the offshore dollar interbank market upon request of such banks at approximately 11:00 a.m. (New York City time) two Business Days prior to the commencement of such Interest Period. Interest is to accrue based on a 360-day year and actual days elapsed and is to be paid in arrears.

                        Standby Letter of Credit Fees will be 30.0 basis points at Closing, after which Standby Letter of Credit Fees will also be determined by the attached pricing grid.

FACILITY FEE:           A per annum fee of 15.00 basis points at Closing, after
                        which the Facility Fee will be based on the attached pricing grid. The Facility Fee will be calculated on a 360 day basis on each Lender's commitment regardless of usage, payable quarterly in arrears. See attached pricing grid.

DRAWDOWNS:              Minimum amounts of $1,000,000 with additional
                        increments of $100,000 for Base Rate Loans and $2,000,000 with additional increments of $100,000 for Eurodollar Loans. Drawdowns are at the Borrower's option with (i) one day notice for Base Rate Loans, and
                        (ii) three business days advance notice (by 10:00 a.m.
                        Chicago time) for dollar Eurodollar Loans.


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MANDATORY REDUCTIONS
IN FACILITY:            On each anniversary of the Closing set forth, the Total
                        Commitment Amount shall be automatically and permanently reduced to the respective maximum as set forth below:

                       ANNIVERSARY OF CLOSING        MAXIMUM FACILITY AMOUNT
                       ----------------------        -----------------------
                                 Third                    $675,000,000
                                 Fourth                   $600,000,000
                                 Fifth                    $500,000,000


VOLUNTARY PREPAYMENTS:  Base Rate Loans may be prepaid at any time with same day notice. Eurodollar Loans may be prepaid at any time with at least three business days advance notice, subject to compensating the Lenders for any funding losses and related expenses. Each partial prepayment of Eurodollar Loans shall be in an aggregate principal dollar amount of at least $1,000,000 and an integral multiple of $100,000 and a minimum amount of $500,000 for Base Rate Loans.

TERMINATION OR
REDUCTION OF THE
FACILITY:               The Borrower may irrevocably reduce the Facility in
                        amounts of at least $5,000,000 or a larger integral multiple of $1,000,000, at any time on three business days' notice.

REPRESENTATIONS
AND WARRANTIES:         Usual and customary  for a credit agreement of this
                        type and for a borrower of Tower's size, industry and credit quality, including but not limited to:

                             -Corporate existence and power.
                             -Corporate authorization; no contravention.
                             -Governmental authorization.
                             -Binding effect.
                             -Litigation.
                             -No default.
                             -ERISA compliance.
                             -Use of proceeds; margin regulations.
                             -Title to properties.
                             -Taxes.
                             -Financial condition, including material adverse change.
                             -Environmental matters.
                             -Regulated entities.
                             -No burdensome restrictions.
                             -Copyrights, trademarks, patents and licenses, etc.
                             -Subsidiaries.
                             -Insurance.

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                             -Solvency.
                             -Full disclosure.



CONDITIONS OF
EFFECTIVENESS:          Usual and customary  for a credit agreement of thistype
                        and for a borrower of Tower's size, industry and credit quality, including but not limited to:

                             -Receipt of satisfactory closing documentation
                              including executed guarantees and opinions of counsel.
                             -Corporate authorizations.
                             -All representations and warranties are true and
                              complete in all material respects.
                             -Cancellation of Tower's existing bank credit
                              facility.
                             -Acquisition of APC for an amount not to exceed
                              $650 million on terms and conditions acceptable to the Lenders.
                             -Receipt by Tower's parent of at least $250
                              million in gross proceeds from the sale of its common stock.

CONDITIONS OF
EACH BORROWING:         Usual and customary  for a credit agreement of this
                        type and for a borrower of Tower's size, industry and credit quality, including but not limited to:

                             -Absence of default or event of default.
                             -Accuracy of representations and warranties.

AFFIRMATIVE
COVENANTS:              Usual and customary  for a credit agreement of this
                        type and for a borrower of Tower's size, industry and credit quality, including but not limited to:

                             -Financial statements.
                             -Certificates; other information.
                             -Notices.
                             -Preservation of corporate existence, etc.
                             -Maintenance of property.
                             -Insurance.
                             -Payment of obligations.
                             -Compliance with laws, including ERISA.
                             -Inspection of property and books and records. -Environmental laws.
                             -Use of proceeds.
                             -Further assurances.



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NEGATIVE COVENANTS:     Usual and customary  for a credit agreement of this
                        type and for a borrower of Tower's size, industry and credit quality, including but not limited to:

                             -Limitation on liens.
                             -Disposition of assets.
                             -Consolidations and mergers.
                             -Loans and investments.
                             -Limitation on indebtedness.
                             -Transactions with affiliates.
                             -Use of proceeds.
                             -Contingent obligations.
                             -Joint ventures.
                             -Lease obligations.
                             -Restricted payments.
                             -ERISA.
                             -Change in business.
                             -Account changes.
                             -Financial condition.

FINANCIAL COVENANTS:         Would include the following:

                        (i) MAXIMUM CONSOLIDATED TOTAL INDEBTEDNESS / CAPITALIZATION. Not permit Tower Automotive's ratio of Consolidated Total Indebtedness to Capitalization (defined as Consolidated Total Indebtedness plus Shareholders' Equity) to be greater than 65%, reducing to 60% on 12/31/98, 55% on 12/31/99, and 50% on 12/31/00. The definition of Consolidated Total Indebtedness will include all funded indebtedness including both short-term and long-term debt (including capital leases) and guarantees of indebtedness (so long as such amounts are not already included).

                     (ii) MAXIMUM CONSOLIDATED TOTAL INDEBTEDNESS TO EBITDA. Not permit Tower Automotive's ratio of Consolidated Total Indebtedness to EBITDA, as measured quarterly, with EBITDA calculated on a rolling four quarter basis, to exceed 3.50:1.00, reducing to 3.25:1.00 on 12/31/99 and 3.00:1.00 on
                             12/31/00.

                     (iii) MINIMUM INTEREST COVERAGE. Not permit Tower Automotive's ratio of consolidated net earnings, before interest, and taxes to interest ("EBIT/I"), as calculated on a rolling four quarter basis, to fall below 2.50:1.00, increasing to 2.75:1.00 on 12/31/99 and 3.00:1.00 on 12/31/00.

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EVENTS OF DEFAULT:      Usual and customary  for a credit agreement of this
                        type and for a borrower of Tower's size, industry and credit quality, including but not limited to:

                             -Failure to pay interest, principal or fees
                              payable under the Credit Agreement.
                             -Failure to meet covenants, subject to applicable
                              grace periods.
                             -Materially inaccurate or false representations or
                              warranties.
                             -Cross default to other debt of the Borrower, its
                              parent and its subsidiaries.
                             -Change of control or ownership.
                             -Guarantor defaults.
                             -Other usual defaults with respect to the
                              Borrower, including but not limited to insolvency, bankruptcy, judgments and ERISA.

INCREASED COSTS/
CHANGE OF
CIRCUMSTANCES:          The Credit Agreement will contain customary
                        provisions protecting the Lenders in the event of unavailability of funding, increased costs and funding losses. Capital adequacy protection will be provided for regulatory changes adopted after the date of the Credit Agreement. The Credit Agreement will also provide for the general indemnification of the Agent, Arranger, and their affiliates, as well as the Lenders (and their respective assignees and/or participants) by the Borrower.

TRANSFERS AND
PARTICIPATIONS:         Each Lender will have the right to transfer or sell
                        participations in its Loans. Assignments to financial institutions meeting the criteria of an eligible assignee (to be defined), in minimum amounts of $10,000,000, will be permitted with the consent of the Borrower and the Agent and payment by assignor or assignee of a processing fee.

EXPENSES:               Costs and expenses, including reasonable attorney's
                        fees (including costs and expenses of outside counsel
                        and allocated cost of in-house legal services),
                        incurred at any time by the Agent and the Arranger in
                        the negotiation, syndication, documentation and closing
                        shall be paid by the Borrower, regardless of whether
                        the Facility closes.  The Borrower shall pay all costs
                        and expenses, including legal costs, incurred by the
                        Agent in connection with any amendment, waiver or
                        modification to the Facility requested by the Borrower.
                        The Borrower shall pay all reasonable costs and
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                        expenses, including legal costs, incurred by the Agent
                        and any Lender in enforcing any loan document.


REQUIRED BANKS:         Lenders having more than 50% of the commitments, or
                        after termination of commitments, more than 50% of outstanding loans.

DOCUMENTATION:          The Facility will be subject to a credit agreement
                        ("the Credit Agreement") and other documentation, which shall contain suitable conditions and covenants mutually acceptable to the Borrower, the Agent and the Lenders, but not limited to those described above.

GOVERNING LAW
AND JURISDICTION:       State of New York.


THIS SUMMARY OF TERMS AND CONDITIONS (THE "TERM SHEET") IS NOT MEANT TO BE, NOR SHALL IT BE CONSTRUED AS, AN ATTEMPT TO DESCRIBE ALL THE TERMS AND CONDITIONS THAT WOULD PERTAIN TO THE FACILITY, NOR DO ITS TERMS SUGGEST THE SPECIFIC PHRASING OF DOCUMENTATION CLAUSES. INSTEAD, IT IS INTENDED TO OUTLINE CERTAIN BASIC POINTS OF BUSINESS UNDERSTANDING AROUND WHICH THE FACILITY COULD BE STRUCTURED AND IS SUBJECT TO REVIEW OF LEGAL AND TAX ISSUES.



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PRICING GRID
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                          R.J. TOWER CORPORATION
                               $750,000,000
               SIX-YEAR SENIOR REDUCING REVOLVING CREDIT FACILITY
                               (IN BASIS POINTS)


-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
                               LEVEL I        LEVEL II            LEVEL III
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
Debt / Capitalization      Less than 20%    Greater than or   Greater than or
                                           equal to 20% but   equal to 30% but
                                            less than 30%      less than 40%
-----------------------------------------------------------------------------------
Eurodollar Rate Margin       17.00            20.00               25.00
and Letter of Credit Fees
-----------------------------------------------------------------------------------
Facility Fee                  8.00            10.00               12.50
-----------------------------------------------------------------------------------
All-In Drawn                 25.00            30.00               37.50
Eurodollar Margin
-----------------------------------------------------------------------------------
Base Rate Margin              0.00             0.00                0.00

-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
* As measured quarterly.
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------


-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
                               LEVEL IV            LEVEL V           LEVEL VI
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
Debt / Capitalization        Greater than or   Greater than or     Greater than or
                           equal to 40% but    equal to 50% but     equal to 60%
                             less than 50%       less than 60%
-----------------------------------------------------------------------------------
Eurodollar Rate Margin            30.00              42.50           50.00
and Letter of Credit Fees
-----------------------------------------------------------------------------------
Facility Fee                      15.00              20.00           25.00
-----------------------------------------------------------------------------------
All-In Drawn                      45.00              62.50           75.00
Eurodollar Margin
-----------------------------------------------------------------------------------
Base Rate Margin                   0.00               0.00            0.00
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
* As measured quarterly.
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------








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